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                                                                    EXHIBIT 11.1

             STATEMENT RE: COMPUTATION OF EARNINGS (LOSS) PER SHARE

                                 USA TRUCK, INC.

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
                                                          Three Months Ended
                                                              March 31,
                                                   ------------------------------
                                                       2002              2001
                                                   ------------      ------------
Numerator:
   Net income (loss)                               $     73,853      $  (404,910)
                                                   ============      ============

Denominator:
   Denominator for basic earnings per share-
   Weighted average shares                            9,281,856         9,224,550

   Effect of dilutive securities - Employee
   stock options                                         52,116             7,537
                                                   ------------      ------------

   Denominator for diluted earnings per share-
     Adjusted weighted average and
     Assumed conversions                              9,333,972         9,232,087
                                                   ============      ============

Basic earnings (loss) per share                    $       0.01      $      (0.04)
                                                   ============      ============

Diluted earnings (loss) per share                  $       0.01      $      (0.04)
                                                   ============      ============